Filed Pursuant to Rule 424(b)(5)
Registration No. 333-208803

PROSPECTUS SUPPLEMENT AMENDMENT

(to the Prospectus Supplement Dated July 15, 2016 and the

Prospectus dated June 17, 2016)

28,571,429 Shares of Common Stock

Warrants to Purchase 28,571,429 Shares of Common Stock

This Prospectus Supplement Amendment (this “Amendment”) amends and supplements the information contained in our Prospectus Supplement dated July 15, 2016 (the “July 2016 Prospectus Supplement”) and our Prospectus dated June 17, 2016 (the “Prospectus”). The July 2016 Prospectus Supplement and the Prospectus form a part of our Registration Statement on Form S-3, Registration No. 333-208803, which we filed with the Securities and Exchange Commission (the “SEC”) on June 8, 2016.

This Amendment should be read in conjunction with the July 2016 Prospectus Supplement and the Prospectus and is qualified by reference to the July 2016 Prospectus Supplement and the Prospectus. This Amendment is not complete without, and may only be delivered or used in conjunction with, the July 2016 Prospectus Supplement and the Prospectus and any future amendments or supplements thereto.

This Amendment forms a part of the July 2016 Prospectus Supplement and the Prospectus. Except as specifically amended by this Amendment, all portions of the July 2016 Prospectus Supplement and the Prospectus remain in full force and effect.

On July 15, 2016, we filed the July 2016 Prospectus Supplement with the SEC in accordance with Rule 424(b)(5) of the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to the July 2016 Prospectus Supplement, we offered (the “July 2016 Offering”) 28,571,429 shares of our common stock and warrants to purchase 28,571,429 shares of our common stock at an exercise price of $0.70 per share of common stock and with an expiration date of July 20, 2017 (the “July 2016 Warrants”). The shares of common stock and the July 2016 Warrants were sold in units, with each unit consisting of one share of common stock and a July 2016 Warrant to purchase one share of common stock. Each unit was sold at a price of $0.70 per unit. The July 2016 Offering closed on July 20, 2016.

On December 14, 2016, we filed a Prospectus Supplement (the “December 2016 Prospectus Supplement”) to the Prospectus with the SEC in accordance with Rule 424(b)(5) of the Securities Act. Pursuant to the December 2016 Prospectus Supplement, we offered up to 19,397,884 shares of our common stock, which includes shares of common stock underlying our convertible preferred stock that also were offered, at a purchase price of $0.42 per share (the “December 2016 Offering”). The December 2016 Offering is anticipated to close on or about December 16, 2016. Each investor in the December 2016 Offering purchased shares of our common stock and July 2016 Warrants in the July 2016 Offering.

The purpose of this Amendment is to disclose that, in connection with the December 2016 Offering, we agreed with the investors that, for each share of common stock, including each share of common stock underlying convertible preferred stock, purchased in the December 2016 Offering by a holder of July 2016 Warrants, (1) the exercise price of one July 2016 Warrants of the holder will be reduced from $0.70 to $0.5055 and (2) the expiration date of such July 2016 Warrant will be extended from July 20, 2017 to July 20, 2018. Accordingly, the July 2016 Prospectus Supplement and the Prospectus are amended to the extent described in the preceding sentence.

Investing in our securities involves a high degree of risk. Please read the “Risk Factors” contained in the July 2016 Prospectus Supplement and the Prospectus and in the documents incorporated by reference into the July 2016 Prospectus Supplement and the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Amendment, the July 2016 Prospectus Supplement, the December 2016 Prospectus Supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Rodman & Renshaw

a unit of H.C. Wainwright & Co.

The date of this Prospectus Supplement Amendment is December 14, 2016.